BofA Finance LLC
Leveraged Notes
Fully and Unconditionally Guaranteed by Bank of America Corporation
Filed pursuant to Rule 433
Registration Statement No 333-213265
Terms of the Notes
The Leveraged Notes provide you a leveraged return if the Ending Value of the Underlying, which is the
STOXX® Global Select Dividend 100 Index, is greater than or equal to the Starting Value. If the Ending
Value is less than the Starting Value you will lose 1% of the principal amount for each 1% that the Ending
Value is less than the Starting Value, subject to the Minimum Redemption Amount. The Notes will not pay interest. At maturity, you will receive the Redemption Amount, calculated as described under
“Redemption Amount Determination”.
Issuer: BofA Finance LLC (“BofA Finance”)
Guarantor: Bank of America Corporation (“BAC”)
Term: Approximately 18 months
Underlying: The STOXX® Global Select Dividend 100 Index
Pricing and Issue Dates*: August 27, 2019 and August 30, 2019, respectively
Upside Participation Rate: At least 200%. The actual Upside Participation Rate will be determined on the pricing date.
Minimum Redemption Amount: $900.00 per Note (90.00% of the principal amount).
Initial Estimated Value Range: $945.00 - $965.00 per Note.
Underwriting Discount:* $20.00 (2.00% of the public offering price) per Note.
CUSIP: 09709TTF8
Preliminary Pricing Supplement: [•]
*Subject to change
Redemption Amount Determination
Hypothetical Payout Profile
Underlying Return of the
Least Performing Underlying
Redemption
Amount per Note(1)
Return
on the Notes
100.00% $3,000.00 200.00%
50.00% $2,000.00 100.00%
10.00% $1,200.00 20.00%
5.00% $1,100.00 10.00%
0.00% $1,000.00 0.000%
-5.00% $950.00 -5.00%
-10.00% $900.00(2) -10.00%
-20.00%(3) $900.00 -10.00%
-40.00% $900.00 -10.00%
-50.00% $900.00 -10.00%
-100.00% $900.00 -10.00%
(1) The Redemption Amount per note is based on the hypothetical Upside Participation Rate of 200%.
(2) This is the Minimum Redemption Amount. In no event will the Redemption Amount be less than the Minimum
Redemption Amount.
Is the Ending Value greater than or equal to the Starting Value?
Yes
You will receive per $1,000 Note:
$1,000 ?? ??$1,000 ??
Upside
Participation
Rate
x
Ending Value - Starting Value
Starting Value
??
No
You will receive per $1000 Note:
1,000 ?? ??$1,000 x ??Ending Value - Starting Value
Starting Value
?? ??
Subject to the Minimum Redemption Amount
In this case, the Redemption Amount will be less than
the principal amount. In no event, however, will the
Redemption Amount be less than the Minimum
Redemption Amount.
BofA Finance LLC
Leveraged Notes
Fully and Unconditionally Guaranteed by Bank of America Corporation
Risk Factors
• Your investment may result in a loss.
• The Notes do not bear interest.
• Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity.
• Any payments on the Notes are subject to the credit risk of BofA Finance and the Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Notes.
• The public offering price you pay for the Notes will exceed their initial estimated value.
• We cannot assure you that a trading market for your Notes will ever develop or be maintained.
• The payments on the Notes will not reflect changes in the level of the Underlying other than on the Calculation Day
• The Notes are subject to risks associated with foreign securities markets.
• There is no assurance that the strategies employed by the Underlying will be successful.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Please see the Preliminary Pricing Supplement for complete product disclosure, including related risks and tax disclosure.
This fact sheet is a summary of the terms of the Notes and factors that you should consider before deciding to invest in the Notes. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read this fact sheet together with the Preliminary
Pricing Supplement dated August 2, 2019, Product Supplement EQUITY-1 dated January 24, 2017 and Prospectus Supplement and Prospectus dated November 4, 2016 to understand fully the terms of the Notes and other considerations that are important in making a decision about investing in the Notes. If the terms described in the Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the Preliminary Pricing Supplement.
Alternatively, BofA Finance, any agent or any dealer participating in this offering will arrange to send you the Preliminary Pricing Supplement, Product Supplement EQUITY-1 and Prospectus Supplement and Prospectus if you so request by calling toll-free at 1-800-294-1322.

BofA Finance LLC
Leveraged Notes
Fully and Unconditionally Guaranteed by Bank of America Corporation
Filed pursuant to Rule 433
Registration Statement No 333-213265
Terms of the Notes
The Leveraged Notes provide you a leveraged return if the Ending Value of the Underlying, which is the
STOXX® Global Select Dividend 100 Index, is greater than or equal to the Starting Value. If the Ending
Value is less than the Starting Value you will lose 1% of the principal amount for each 1% that the Ending
Value is less than the Starting Value, subject to the Minimum Redemption Amount. The Notes will not pay interest. At maturity, you will receive the Redemption Amount, calculated as described under
“Redemption Amount Determination”.
Issuer: BofA Finance LLC (“BofA Finance”)
Guarantor: Bank of America Corporation (“BAC”)
Term: Approximately 18 months
Underlying: The STOXX® Global Select Dividend 100 Index
Pricing and Issue Dates*: August 27, 2019 and August 30, 2019, respectively
Upside Participation Rate: At least 200%. The actual Upside Participation Rate will be determined on the pricing date.
Minimum Redemption Amount: $900.00 per Note (90.00% of the principal amount).
Initial Estimated Value Range: $945.00 - $965.00 per Note.
Underwriting Discount:* $20.00 (2.00% of the public offering price) per Note.
CUSIP: 09709TTF8
Preliminary Pricing Supplement: [•]
*Subject to change
Redemption Amount Determination
Hypothetical Payout Profile
Underlying Return of the
Least Performing Underlying
Redemption
Amount per Note(1)
Return
on the Notes
100.00% $3,000.00 200.00%
50.00% $2,000.00 100.00%
10.00% $1,200.00 20.00%
5.00% $1,100.00 10.00%
0.00% $1,000.00 0.000%
-5.00% $950.00 -5.00%
-10.00% $900.00(2) -10.00%
-20.00%(3) $900.00 -10.00%
-40.00% $900.00 -10.00%
-50.00% $900.00 -10.00%
-100.00% $900.00 -10.00%
(1) The Redemption Amount per note is based on the hypothetical Upside Participation Rate of 200%.
(2) This is the Minimum Redemption Amount. In no event will the Redemption Amount be less than the Minimum
Redemption Amount.
Is the Ending Value greater than or equal to the Starting Value?
Yes
You will receive per $1,000 Note:
$1,000 ?? ??$1,000 ??
Upside
Participation
Rate
x
Ending Value - Starting Value
Starting Value
??
No
You will receive per $1000 Note:
1,000 ?? ??$1,000 x ??Ending Value - Starting Value
Starting Value
?? ??
Subject to the Minimum Redemption Amount
In this case, the Redemption Amount will be less than
the principal amount. In no event, however, will the
Redemption Amount be less than the Minimum
Redemption Amount.
BofA Finance LLC
Leveraged Notes
Fully and Unconditionally Guaranteed by Bank of America Corporation
Risk Factors
• Your investment may result in a loss.
• The Notes do not bear interest.
• Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity.
• Any payments on the Notes are subject to the credit risk of BofA Finance and the Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Notes.
• The public offering price you pay for the Notes will exceed their initial estimated value.
• We cannot assure you that a trading market for your Notes will ever develop or be maintained.
• The payments on the Notes will not reflect changes in the level of the Underlying other than on the Calculation Day
• The Notes are subject to risks associated with foreign securities markets.
• There is no assurance that the strategies employed by the Underlying will be successful.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Please see the Preliminary Pricing Supplement for complete product disclosure, including related risks and tax disclosure.
This fact sheet is a summary of the terms of the Notes and factors that you should consider before deciding to invest in the Notes. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read this fact sheet together with the Preliminary
Pricing Supplement dated August 2, 2019, Product Supplement EQUITY-1 dated January 24, 2017 and Prospectus Supplement and Prospectus dated November 4, 2016 to understand fully the terms of the Notes and other considerations that are important in making a decision about investing in the Notes. If the terms described in the Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the Preliminary Pricing Supplement.
Alternatively, BofA Finance, any agent or any dealer participating in this offering will arrange to send you the Preliminary Pricing Supplement, Product Supplement EQUITY-1 and Prospectus Supplement and Prospectus if you so request by calling toll-free at 1-800-294-1322.